UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Allergan, Inc.

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The following letter was sent on September 22, 2014 by Allergan, Inc. (“Allergan”) to Michael Pearson, Chairman and Chief Executive Officer of Valeant Pharmaceuticals International, Inc. (“Valeant”) in connection with correspondence from Mr. Pearson to Allergan on September 22, 2014:

September 22, 2014

J. Michael Pearson

Chairman and Chief Executive Officer

Valeant Pharmaceuticals International, Inc.

2150 St. Elzear Blvd. West

Laval, Quebec H7L 4A8 Canada

Dear Mike:

Thank you for your September 22, 2014 correspondence, which Allergan’s Board of Directors has reviewed and discussed. While we acknowledge your effort as a positive engagement, we continue to conclude that Valeant’s offer is grossly inadequate and substantially undervalues Allergan, from both the outset of this matter and particularly in consideration of the enhancements Allergan recently made to its anticipated business results. Far from being “baseless attacks,” Allergan has relied on its knowledge of Valeant, its deep understanding of the pharmaceutical industry and the needs of physicians and patients to express legitimate concerns regarding the sustainability of Valeant’s business model, its opaque financial disclosures and its ability to successfully manage and invest in market leading franchises of global scale. Instead of creating an “unrivaled platform for growth and value creation in healthcare,” as you suggest, we believe that the application of Valeant’s business model to Allergan would erode and ultimately destroy considerable stockholder value. Valeant has not allayed Allergan’s concerns in any meaningful way.

Importantly, we disagree with your statement that stockholder consent for the special meeting correlates with support for a business combination between Allergan and Valeant. Over the past several months, Allergan has maintained an ongoing dialogue with its major stockholders. A substantial number of stockholders who consented to the special meeting have informed Allergan that they share Allergan’s perspectives on Valeant and its offer and have no intention of voting in favor of the proposal to remove Allergan’s directors. To the contrary, their consent related solely to a desire to adhere to best practices in connection with corporate governance and the stockholder franchise, which Allergan respects and appreciates.

We very much look forward to the special meeting on December 18th and to continuing to deliver exceptional value for Allergan’s stockholders.

Very truly yours,

David E.I. Pyott	Michael R. Gallagher
Chairman of the Board and	Lead Independent Director
Chief Executive Officer

Additionally, the press release provided below was issued on September 25, 2014 regarding Valeant’s correspondence with Allergan:

Allergan Issues Statement Regarding Recent Valeant Correspondence

IRVINE, Calif.—(BUSINESS WIRE)—Allergan, Inc. (NYSE: AGN) (“Allergan” or the “Company”) today issued a statement regarding recent correspondence between Allergan and Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (“Valeant”) that was published by Valeant:

Allergan’s Board of Directors and management team understand that the ongoing situation with Valeant and its partner, Pershing Square Capital Management, L.P. (“Pershing Square”), is purely a discussion about who can deliver greater value to Allergan’s stockholders. We have been very clear in our belief that we can create more value than Valeant’s offer and our recent actions have been focused on achieving that goal. Specifically, since Valeant first made its unsolicited proposal to acquire Allergan on April 22, 2014, Allergan’s leading growth trajectory has been accelerated further through:

•	Operational excellence, with Allergan demonstrating a continuation of the significant momentum in its businesses that began in early 2013, driven by strong double digit sales growth and numerous regulatory approvals around the world;

•	Outstanding sales growth in the second quarter of 2014, with significant contributions from nearly all of Allergan’s businesses and major products, translating into the greatest increase in absolute dollar sales during any quarter in the Company’s 64 year history;

•	Exceeding and raising guidance, with Allergan again delivering sales and earnings per share (EPS) growth above the high end of expectations, continuing the Company’s longstanding and consistent track record of delivering superior results; and

•	A restructuring and value creation plan that will significantly reduce costs by approximately $475 million annually relative to Allergan’s prior strategic plan, while preserving the strength of the Company’s R&D pipeline and its ability to deliver double digit sales growth during the next five years. Over the same five year period, Allergan expects to generate compounded annual adjusted EPS growth of more than 20 percent, which translates into $10.00 per share of adjusted EPS in 2016. Importantly, Allergan’s strategic plan will also generate considerable free cash flow of approximately $18 billion during the period, which provides significant upside to current EPS targets.

Allergan has taken all of these actions while maintaining its substantial flexibility to deliver even greater value to stockholders. To that end, the Company will continue to act in its stockholders’ best interests by taking all appropriate steps to accomplish that objective, even in the face of litigation threats made by Pershing Square on September 23, 2014.

Goldman, Sachs & Co. and BofA Merrill Lynch are serving as financial advisors to the Company and Latham & Watkins, Richards, Layton & Finger, P.A. and Wachtell, Lipton, Rosen & Katz are serving as legal counsel to the Company.

About Allergan

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 11,700 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics, and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and customers who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding Allergan’s earnings per share, strategic plan, and business performance. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Allergan’s control. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risks can be found in press releases issued by Allergan, as well as Allergan’s public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Allergan’s press releases and additional information about Allergan are available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC that has been mailed to stockholders of the Company. In addition, the Company intends to file a proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of the Company. INVESTORS AND STOCKHOLDERS OF ALLERGAN ARE ENCOURAGED TO READ THESE AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents as they become available and any other documents filed with the SEC by the Company at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at www.allergan.com. Copies of these materials may also be requested from Allergan’s information agent, Innisfree M&A Incorporated, toll-free at 877-800-5187. The Company, its directors and certain of its officers and employees are participants in solicitations of Company stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for its 2014 annual meeting of stockholders, filed with the SEC on March 26, 2014, as supplemented by the proxy information filed with the SEC on April 22, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on August 5, 2014. To the extent holdings of the Company’s securities have changed since the amounts printed in the proxy statement for the 2014 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

Contacts

Allergan Contacts

Bonnie Jacobs, Allergan (714) 246-5134

Joele Frank, Dan Katcher, and Scott Bisang, Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449